Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and External Communications
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports third quarter 2026 results
SCOTTSDALE, Ariz., October 28, 2026 - Meritage Homes Corporation (NYSE: MTH), the fifth-largest U.S. homebuilder, reported third quarter results for the period ended September 30, 2026.
Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Chg	2026	2025	% Chg
Homes closed (units)	3,187	3,685	(14)%	9,879	11,271	(12)%
Home closing revenue	$1,162,352	$1,399,335	(17)%	$3,658,085	$4,357,148	(16)%
Average sales price — closings	$365	$380	(4)%	$370	$387	(4)%
Home orders (units)	3,083	3,636	(15)%	10,322	11,426	(10)%
Home order value	$1,179,266	$1,415,089	(17)%	$3,956,044	$4,520,704	(12)%
Average sales price — orders	$383	$389	(2)%	$383	$396	(3)%
Ending backlog (units)				1,611	1,699	(5)%
Ending backlog value				$637,167	$670,007	(5)%
Average sales price — backlog				$396	$394	1%
Home closing gross margin	17.4%	19.1%	(170) bps	17.8%	20.7%	(290) bps
Earnings before income taxes	$84,815	$128,248	(34)%	$277,903	$481,467	(42)%
Net earnings	$67,784	$99,297	(32)%	$213,723	$368,982	(42)%
Diluted EPS	$1.04	$1.39	(25)%	$3.22	$5.13	(37)%

MANAGEMENT COMMENTS
"In the third quarter of 2026, we navigated an increasingly challenging homebuying environment marked by rising mortgage interest rates and persistent geopolitical and macroeconomic uncertainty. Constrained affordability weighed on consumer sentiment, which was reflected in our 15% year-over-year decline in third quarter orders despite achieving an average absorption pace of 3.0 net sales per month per store," said Steven J. Hilton, executive chairman of Meritage Homes. "In light of current market conditions, we intentionally focused on preserving margins rather than pursuing a higher sales pace."

"We were able to convert nearly 190% of our backlog this quarter, delivering 3,187 homes across our larger footprint of 348 communities," added Phillippe Lord, chief executive officer of Meritage Homes. "Third quarter 2026 home closing revenue of $1.2 billion generated adjusted home closing gross margin of 17.9%, excluding $6.0 million of real estate inventory impairments and terminated land deal walk-away charges, and SG&A as a percentage of home closing revenue of 11.0%, nearly in line with the prior year period as we were able to leverage our larger size and cost control initiatives to maximize profitability."

"In today's volatile market, prudently managing capital is a key priority, as we continue to focus on maintaining sufficient liquidity. During the quarter, we pulled back our land investments by almost 40% year-over-year to $329 million and returned $86 million to shareholders via share repurchases and dividends. We are confident that the strength of our balance sheet and prudence around cash preservation will be a differentiator, as we expect market conditions to continue to be unpredictable over the next several quarters. In the first nine months of 2026, we have returned nearly $380 million of capital to shareholders, representing 177% of total earnings so far this year," concluded Mr. Lord. "We ended the third quarter of 2026 with cash of $677 million, no borrowings under our revolving credit facility, and a net debt-to-capital ratio of 18.9%. As of September 30, 2026, our book value per share increased 4% year-over-year."

THIRD QUARTER RESULTS

•Orders of 3,083 homes for the third quarter of 2026 decreased 15% year-over-year as a result of 21% lower average absorption pace, which was partially offset by a 7% increase in average community count. Third quarter 2026 average sales price ("ASP") on orders of $383,000 was down 2% from the third quarter of 2025, primarily due to higher utilization of incentives and related costs including rate buy-downs, as well as geographic mix.

•The 17% year-over-year decrease in home closing revenue in the third quarter of 2026 to $1.2 billion was due to 14% lower closing volume of 3,187 homes combined with a 4% decrease in ASP on closings to $365,000. The year-over-year decline in ASP on closings was primarily due to higher utilization of incentives and related costs including rate buy-downs, as well as geographic mix.
•Home closing gross margin of 17.4% in the third quarter of 2026 was 170 bps lower than 19.1% in the prior year as a result of higher lot and incentive costs coupled with lost leverage on lower home closing revenue, which were partially offset by direct cost savings and lower performance-based compensation expense. Excluding $6.6 million of real estate inventory impairments and a $0.6 million net credit related to terminated land deal walk-away charges in the third quarter of 2026, and $8.7 million of real estate inventory impairments and $5.8 million in terminated land deal walk-away charges in the prior year, adjusted home closing gross margin was 17.9% and 20.1% for the third quarters of 2026 and 2025, respectively. In the third quarter of 2026, we incurred $0.9 million of terminated land deal walk-away charges, which were more than offset by $1.5 million of recoveries related to previously incurred walk-away charges.

•Selling, general and administrative expenses ("SG&A") as a percentage of third quarter 2026 home closing revenue were 11.0% compared to 10.8% in the third quarter of 2025, as a result of lost leverage on lower home closing revenue and higher technology costs, which were partially offset by an intentional pull back in discretionary expenses and decreased performance-based compensation expense.
•The third quarter effective income tax rate was 20.1% in 2026 compared to 22.6% in 2025. The 2026 tax rate reflected acquired below-market transferable clean fuel production tax credits.

•Net earnings were $68 million ($1.04 per diluted share) for the third quarter of 2026, a 32% decrease from $99 million ($1.39 per diluted share) for the third quarter of 2025, mainly resulting from lower home closing revenue and gross profit. Excluding quarterly impairments and walk-away charges for each period, adjusted diluted EPS was $1.11 and $1.55 for the third quarters of 2026 and 2025, respectively.

YEAR TO DATE RESULTS
•Total sales orders for the first nine months of 2026 decreased 10% year-over-year, reflecting a 20% decrease in average absorption pace partially offset by a 12% increase in average communities compared to the first nine months of 2025. The 3% lower ASP on orders for the first nine months of 2026 compared to prior year was primarily due to higher utilization of incentives and related costs including rate buy-downs, as well as geographic mix.

•Home closing revenue decreased 16% year-over-year in the first nine months of 2026 to $3.7 billion, driven by 12% lower home closing volume and a 4% decrease in ASP on closings compared to the first nine months of 2025. The year-over-year decline in ASP on closings reflected higher utilization of incentives and related costs including rate buy-downs, as well as geographic mix.

•Home closing gross margin of 17.8% decreased 290 bps in the first nine months of 2026 from 20.7% in the prior year due to higher lot and incentive costs coupled with lost leverage on lower home closing revenue, which were partially offset by direct cost savings and lower performance-based compensation expense. Excluding $12.6 million of real estate inventory impairments and $1.0 million in terminated land deal walk-away charges in the first nine months of 2026 and $8.7 million of real estate inventory impairments and $11.4 million in terminated land deal walk-away charges in the prior year, adjusted home closing gross margin was 18.1% and 21.2% for the first nine months of 2026 and 2025, respectively.

•SG&A as a percentage of home closing revenue was 11.0% in the first nine months of 2026 compared to 10.7% in the prior year, as a result of lost leverage on lower home closing revenue and higher technology costs, which were partially offset by an intentional pull back in discretionary expenses and decreased performance-based compensation expense.

•The effective income tax rate in the first nine months of 2026 was 23.1% compared to 23.4% in 2025.

•Net earnings were $214 million ($3.22 per diluted share) for the first nine months of 2026, a 42% decrease from $369 million ($5.13 per diluted share) for the first nine months of 2025, primarily reflecting lower home closing revenue and gross margins. Excluding year-to-date impairments and walk-away charges for each period, adjusted diluted EPS was $3.38 and $5.35 for the first nine months of 2026 and 2025, respectively.

BALANCE SHEET & LIQUIDITY
•Cash and cash equivalents at September 30, 2026 totaled $677 million. This compared to cash and cash equivalents of $775 million at December 31, 2025.
•Land acquisition and development spend, net of land development reimbursements, totaled $329 million and $528 million for the third quarter of 2026 and 2025, respectively.
•Approximately 71,800 lots were owned or controlled as of September 30, 2026, compared to approximately 80,800 lots as of September 30, 2025. Nearly 2,000 net new lots were added in the third quarter of 2026, representing an estimated 21 future communities.
•Third quarter 2026 ending community count of 348 was up 4% compared to prior year and up 2% sequentially from the second quarter of 2026.

•Debt-to-capital and net debt-to-capital ratios were 26.9% and 18.9%, respectively, at September 30, 2026, which compared to 26.0% and 16.9%, respectively, at December 31, 2025.
•The Company declared and paid quarterly cash dividends of $0.48 per share totaling $31 million in the third quarter of 2026. This compared to $0.43 per share totaling $30 million in the third quarter of 2025. Year-to-date dividends paid were $94 million and $92 million in 2026 and 2025, respectively.
•During the third quarter of 2026, the Company repurchased 757,128 shares of stock, or 1.2% of shares outstanding at the beginning of the quarter, for $55 million, consistent with the third quarter of 2025. For the first nine months of 2026, the Company repurchased 4,101,288 shares of stock, or 6.0% of shares outstanding at the beginning of the year, for $285 million, up 97% compared to prior year of $145 million. As of September 30, 2026, $229 million remained available to repurchase.

CONFERENCE CALL
Management will host a conference call to discuss its third quarter 2026 results at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Thursday, October 29, 2026. To listen, please go to Meritage's Investor Relations page for the live webcast or dial in to 1-800-445-7795 US toll free or 1-785-424-1699. A replay will be available on the Investor Relations page.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2026	2025	Change $	Change %
Homebuilding:
Home closing revenue	$1,162,352	$1,399,335	$(236,983)	(17)%
Land closing revenue	6,081	16,068	(9,987)	(62)%
Total closing revenue	1,168,433	1,415,403	(246,970)	(17)%
Cost of home closings	(959,746)	(1,132,378)	(172,632)	(15)%
Cost of land closings	(5,957)	(15,876)	(9,919)	(62)%
Total cost of closings	(965,703)	(1,148,254)	(182,551)	(16)%
Home closing gross profit	202,606	266,957	(64,351)	(24)%
Land closing gross profit	124	192	(68)	(35)%
Total closing gross profit	202,730	267,149	(64,419)	(24)%
Financial Services:
Revenue	7,497	8,460	(963)	(11)%
Expense	(3,982)	(4,311)	(329)	(8)%
Earnings from financial services unconsolidated entities and other, net	1,244	331	913	276%
Financial services profit	4,759	4,480	279	6%
Commissions and other sales costs	(82,441)	(99,722)	(17,281)	(17)%
General and administrative expenses	(45,170)	(51,787)	(6,617)	(13)%
Interest expense	(1,352)	—	1,352	N/A
Other income, net	6,289	8,128	(1,839)	(23)%
Earnings before income taxes	84,815	128,248	(43,433)	(34)%
Provision for income taxes	(17,031)	(28,951)	(11,920)	(41)%
Net earnings	$67,784	$99,297	$(31,513)	(32)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$1.05	$1.40	$(0.35)	(25)%
Weighted average shares outstanding	64,698	70,680	(5,982)	(8)%
Diluted
Earnings per common share	$1.04	$1.39	$(0.35)	(25)%
Weighted average shares outstanding	65,127	71,188	(6,061)	(9)%

	Nine Months Ended September 30,
	2026	2025	Change $	Change %
Homebuilding:
Home closing revenue	$3,658,085	$4,357,148	$(699,063)	(16)%
Land closing revenue	28,162	39,766	(11,604)	(29)%
Total closing revenue	3,686,247	4,396,914	(710,667)	(16)%
Cost of home closings	(3,008,068)	(3,453,213)	(445,145)	(13)%
Cost of land closings	(27,783)	(37,128)	(9,345)	(25)%
Total cost of closings	(3,035,851)	(3,490,341)	(454,490)	(13)%
Home closing gross profit	650,017	903,935	(253,918)	(28)%
Land closing gross profit	379	2,638	(2,259)	(86)%
Total closing gross profit	650,396	906,573	(256,177)	(28)%
Financial Services:
Revenue	21,566	24,967	(3,401)	(14)%
Expense	(11,746)	(13,159)	(1,413)	(11)%
Earnings from financial services unconsolidated entities and other, net	3,759	1,846	1,913	104%
Financial services profit	13,579	13,654	(75)	(1)%
Commissions and other sales costs	(253,718)	(303,272)	(49,554)	(16)%
General and administrative expenses	(148,952)	(163,967)	(15,015)	(9)%
Interest expense	(4,126)	—	4,126	N/A
Other income, net	20,724	28,479	(7,755)	(27)%
Earnings before income taxes	277,903	481,467	(203,564)	(42)%
Provision for income taxes	(64,180)	(112,485)	(48,305)	(43)%
Net earnings	$213,723	$368,982	$(155,259)	(42)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$3.24	$5.17	$(1.93)	(37)%
Weighted average shares outstanding	65,941	71,346	(5,405)	(8)%
Diluted
Earnings per common share	$3.22	$5.13	$(1.91)	(37)%
Weighted average shares outstanding	66,312	71,879	(5,567)	(8)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	September 30, 2026	December 31, 2025
Assets:
Cash and cash equivalents	$677,498	$775,157
Other receivables	345,535	306,956
Real estate (1)	6,014,511	5,987,120
Deposits on real estate under option or contract	170,777	174,170
Investments in unconsolidated entities	64,225	57,268
Property and equipment, net	45,057	46,647
Deferred tax asset, net	44,427	53,293
Prepaids, other assets and goodwill	227,614	221,676
Total assets	$7,589,644	$7,622,287
Liabilities:
Accounts payable	$209,249	$200,679
Accrued and other liabilities	476,658	387,698
Home sale deposits	7,627	9,213
Loans payable and other borrowings	42,351	24,328
Senior and convertible senior notes, net	1,809,401	1,804,726
Total liabilities	2,545,286	2,426,644
Stockholders' Equity:
Preferred stock	—	—
Common stock, par value $0.01. Authorized 125,000,000 shares; 64,423,225 and 68,168,923 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	644	682
Additional paid-in capital	—	—
Retained earnings	5,043,714	5,194,961
Total stockholders’ equity	5,044,358	5,195,643
Total liabilities and stockholders’ equity	$7,589,644	$7,622,287
(1) Real estate – Allocated costs:
Homes completed and under construction	$2,045,060	$2,069,548
Finished home sites and home sites under development	3,842,767	3,917,572
Consolidated real estate not owned	126,684	—
Total real estate	$6,014,511	$5,987,120

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net earnings	$213,723	$368,982
Adjustments to reconcile net earnings to net cash provided by/(used in) operating activities:
Depreciation and amortization	16,973	18,603
Real estate and land impairments	12,648	9,292
Write-off of terminated land deals	1,006	11,437
Stock-based compensation	16,788	14,780
Equity in earnings from unconsolidated entities	(2,941)	(3,133)
Distribution of earnings from unconsolidated entities	3,325	3,732
Other	8,972	7,415
Changes in assets and liabilities:
Decrease/(increase) in real estate	58,676	(413,224)
Increase in deposits on real estate under option or contract	(1,431)	(9,010)
Increase in other receivables, prepaids and other assets	(42,770)	(77,840)
Decrease in accounts payable and accrued and other liabilities	(23,860)	(45,326)
Decrease in home sale deposits	(1,586)	(11,093)
Net cash provided by/(used in) operating activities	259,523	(125,385)
Cash flows from investing activities:
Investments in unconsolidated entities	(21,270)	(21,080)
Distributions of capital from unconsolidated entities	350	—
Purchases of property and equipment	(13,917)	(20,145)
Proceeds from sales of property and equipment	234	184
Maturities/sales of investments and securities	—	1,750
Payments to purchase investments and securities	—	(1,750)
Net cash used in investing activities	(34,603)	(41,041)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(3,302)	(11,522)
Proceeds from issuance of senior notes	—	497,195
Payment of debt issuance costs	—	(5,106)
Proceeds from liabilities related to consolidated real estate not owned	59,947	—
Dividends paid	(94,224)	(91,759)
Repurchase of shares	(285,000)	(145,000)
Net cash (used in)/provided by financing activities	(322,579)	243,808
Net (decrease)/increase in cash and cash equivalents	(97,659)	77,382
Beginning cash and cash equivalents	775,157	651,555
Ending cash and cash equivalents	$677,498	$728,937

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

We aggregate our homebuilding operating segments into reporting segments based on similar long-term economic characteristics and geographical proximity. Our three reportable homebuilding segments are as follows:
•West: Arizona, California, Colorado, and Utah
•Central: Tennessee and Texas
•East: Alabama, Florida, Georgia, Mississippi, North Carolina and South Carolina

	Three Months Ended September 30,
	2026		2025
	Homes	Value	Homes	Value
Homes Closed:
West Region	710	$341,836	883	$420,658
Central Region	1,170	383,964	1,260	443,086
East Region	1,307	436,552	1,542	535,591
Total	3,187	$1,162,352	3,685	$1,399,335
Homes Ordered:
West Region	706	$352,026	867	$426,509
Central Region	1,132	396,999	1,289	468,690
East Region	1,245	430,241	1,480	519,890
Total	3,083	$1,179,266	3,636	$1,415,089

	Nine Months Ended September 30,
	2026		2025
	Homes	Value	Homes	Value
Homes Closed:
West Region	2,221	$1,078,774	3,046	$1,449,499
Central Region	3,586	1,206,990	3,821	1,336,048
East Region	4,072	1,372,321	4,404	1,571,601
Total	9,879	$3,658,085	11,271	$4,357,148
Homes Ordered:
West Region	2,366	$1,187,516	2,961	$1,450,859
Central Region	3,707	1,294,180	3,952	1,433,125
East Region	4,249	1,474,348	4,513	1,636,720
Total	10,322	$3,956,044	11,426	$4,520,704

	At September 30,
	2026		2025
	Homes	Value	Homes	Value
Order Backlog:
West Region	330	$170,668	350	$176,493
Central Region	578	217,191	612	232,018
East Region	703	249,308	737	261,496
Total	1,611	$637,167	1,699	$670,007

	Three Months Ended September 30,				Nine Months Ended September 30,
	2026		2025		2026		2025
	Ending	Average	Ending	Average	Ending	Average	Ending	Average
Active Communities:
West Region	92	90.5	85	85.0	92	88.2	85	86.7
Central Region	104	101.5	97	91.0	104	105.6	97	88.6
East Region	152	152.0	152	147.0	152	149.2	152	132.2
Total	348	344.0	334	323.0	348	343.0	334	307.5

Meritage Homes Corporation and Subsidiaries
Supplement and Non-GAAP information
(Unaudited)

Supplemental Information (Dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Depreciation and amortization	$5,522	$5,991	$16,973	$18,603

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$86,737	$63,814	$77,064	$53,678
Interest incurred	20,218	20,050	60,337	54,759
Interest expensed	(1,352)	—	(4,126)	—
Interest amortized to cost of home and land closings	(13,434)	(12,663)	(41,106)	(37,236)
Capitalized interest, end of period	$92,169	$71,201	$92,169	$71,201

Reconciliation of Non-GAAP Information (Dollars in thousands):
This press release includes comments and discussion about our operating results that reflect certain adjustments, including to home closing gross profit, home closing gross margin, earnings before income taxes, net earnings, diluted earnings per common share, and debt-to-capital ratios. These are considered non-GAAP financial measures and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operating results and may be helpful in comparing our company with other companies in the homebuilding and other industries to the extent they provide similar information. We encourage investors to understand the methods used by other companies to calculate these non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

Home Closing Gross Profit and Home Closing Gross Margin
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Home closing gross profit	$202,606	$266,957	$650,017	$903,935
Home closing gross margin	17.4%	19.1%	17.8%	20.7%

Add: Real estate-related impairments	6,639	8,693	12,648	8,693
Add: Write-off of terminated land deals	(643)	5,799	1,006	11,437
Adjusted home closing gross profit	$208,602	$281,449	$663,671	$924,065
Adjusted home closing gross margin	17.9%	20.1%	18.1%	21.2%

Earnings before income taxes, Net earnings and Diluted earnings per common share
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Earnings before income taxes	$84,815	$128,248	$277,903	$481,467

Add: Real estate-related impairments	6,845	8,693	12,884	8,693
Add: Write-off of terminated land deals	(643)	5,799	1,006	11,437
Adjusted earnings before income taxes	$91,017	$142,740	$291,793	$501,597
Incremental tax rate	24.1%	22.6%	24.5%	23.4%
Adjusted provision for income tax	(18,526)	(32,259)	(67,583)	(117,374)
Adjusted net earnings	72,491	110,481	224,210	384,223

Diluted earnings per common share	$1.04	$1.39	$3.22	$5.13
Adjusted diluted earnings per common share	$1.11	$1.55	$3.38	$5.35

Debt-to-Capital Ratios
	September 30, 2026	December 31, 2025
Senior and convertible senior notes, net and loans payable and other borrowings	$1,851,752	$1,829,054
Stockholders' equity	5,044,358	5,195,643
Total capital	$6,896,110	$7,024,697
Debt-to-capital	26.9%	26.0%

Senior and convertible senior notes, net and loans payable and other borrowings	$1,851,752	$1,829,054
Less: cash and cash equivalents	(677,498)	(775,157)
Net debt	$1,174,254	$1,053,897
Stockholders’ equity	5,044,358	5,195,643
Total net capital	$6,218,612	$6,249,540
Net debt-to-capital	18.9%	16.9%

About Meritage Homes Corporation
Meritage is the fifth-largest public homebuilder in the United States, based on homes closed in 2025. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Utah, Tennessee, Texas, Alabama, Florida, Georgia, Mississippi, North Carolina, and South Carolina.
Meritage has delivered over 220,000 homes in its 41-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, an eleven-time recipient of the U.S. Environmental Protection Agency’s (EPA) ENERGY STAR® Partner of the Year for Sustained Excellence Award and Residential New Construction Market Leader Award, as well as a four-time recipient of the EPA's Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general and the strength of our balance sheet.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in interest rates or decreases in mortgage availability, and the cost and use of rate locks and buy-downs; the cost of materials used to develop communities and construct homes; shortages in the availability and cost of subcontract labor; legislation related to tariffs; cancellation rates; supply chain and labor constraints; the ability of our potential buyers to sell their existing homes; the adverse effect of slow absorption rates; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our exposure to counterparty risk with respect to our capped calls; our ability to obtain financing if our credit ratings are downgraded; our exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; sustainability matters and disclosures; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations; liabilities or restrictions resulting from regulations applicable to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic, and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2025 and our subsequent Form 10-Qs under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.